Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Investor Relations
(408) 523-2161

INTUITIVE SURGICAL ANNOUNCES FOURTH QUARTER EARNINGS

SUNNYVALE, CALIF. January 22, 2013 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported fourth quarter of 2012 revenue of $609 million, up approximately 23% compared with $497 million for the fourth quarter of 2011. Fourth quarter of 2012 revenue growth was driven by continued adoption of da Vinci surgery procedures and higher da Vinci Surgical System sales.

Fourth quarter of 2012 instruments and accessories revenue increased 29% to $254 million from $196 million in the fourth quarter of 2011. The growth in instruments and accessories revenue is the result of growth in da Vinci surgical procedures and the introduction of new products. da Vinci surgical procedures grew approximately 25% in the fourth quarter of 2012 compared to the fourth quarter of 2011, driven primarily by U.S. gynecology and general surgery growth, and partially offset by a decline in U.S. prostatectomy procedures.

Fourth quarter of 2012 systems revenue was $265 million, an increase of 18%, compared with $225 million during the fourth quarter of 2011. The growth in fourth quarter of 2012 systems revenue was driven by sales of 175 da Vinci Surgical Systems compared with sales of 152 systems during the same period last year. Fourth quarter of 2012 service revenue increased 20% to $91 million from $75 million during the fourth quarter of 2011, reflecting growth in the installed base of da Vinci Surgical Systems.

Fourth quarter of 2012 operating income increased to $248 million from $200 million in the fourth quarter of 2011. Operating results for the fourth quarter of 2012 included $38 million of non-cash stock-based compensation expense compared with $35 million for the fourth quarter of 2011.

Intuitive Surgical’s income tax rate for the fourth quarter of 2012 was 30.5% compared with 25.6% for the fourth quarter of 2011. The increase in the tax rate reflects discrete tax benefits recorded during 2011, and the federal R&D tax credit that expired on December 31, 2011.

Fourth quarter of 2012 net income was $175 million, or $4.25 per diluted share, compared with $151 million, or $3.75 per diluted share, for the fourth quarter of 2011.

Revenue for the year ended December 31, 2012 totaled $2,179 million, increasing 24% from $1,757 million for the year ended December 31, 2011. Net income for the year ended December 31, 2012 was $657 million, or $15.98 per diluted share, compared to net income of $495 million, or $12.32 per diluted share, for the year ended December 31, 2011.

Intuitive Surgical ended the fourth quarter of 2012 with $2.9 billion in cash, cash equivalents and investments, reflecting an increase of $219 million during the quarter. $53 million in cash was used to repurchase 102,000 shares of Intuitive Surgical’s common stock in the fourth quarter of 2012.

Commenting on the announcement, Dr. Gary Guthart, President and CEO of Intuitive Surgical, said, “We are pleased with our fourth quarter procedure performance and revenue growth. Our results reflect expanding da Vinci Surgical System use across a broadening array of procedures and strong execution by our team.”

Intuitive Surgical will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are (800) 230-1092 for participants located in the United States and (612) 288-0337 for participants located outside the United States. The host is Dr. Gary Guthart. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive Surgical’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. Intuitive Surgical’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® Surgical System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci® Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive®, Intuitive Surgical®, da Vinci®, da Vinci S®, da Vinci® S HD Surgical System, da Vinci® Si, da Vinci® Si-eTM Surgical System, EndoWrist®, EndoWrist® One™, Single-SiteTM, DVSTAT®, Firefly™ and InSite® are trademarks or registered trademarks of Intuitive Surgical, Inc.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of global and regional economic and credit market conditions on health care spending; health care reform legislation in the United States and its implications on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which we operate; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which we are or may become a party; our ability to expand into foreign markets; and other risk factors under the heading “Risk Factors”’ in our report on Form 10-K for the year ended December 31, 2011, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results and statements using Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
	December 31, 2012	September 30, 2012	December 31, 2011

Revenue:
Instruments and accessories	$253.8	$218.0	$196.4
Systems	264.9	232.0	225.0
Services	90.6	87.8	75.4

Total revenue	609.3	537.8	496.8
Cost of revenue:
Product	141.4	119.3	107.8
Service	30.0	28.4	26.1

Total cost of revenue (1)	171.4	147.7	133.9
Gross profit	437.9	390.1	362.9
Operating expenses:
Selling, general, and administrative	148.1	129.0	122.0
Research and development	41.7	49.7	41.4

Total operating expenses (1)	189.8	178.7	163.4
Income from operations (2)	248.1	211.4	199.5
Interest and other income (expense), net	3.7	4.3	3.6

Income before taxes (3)	251.8	215.7	203.1
Income tax expense	76.9	32.4	51.9

Net income	$174.9	$183.3	$151.2

Net income per share:
Basic	$4.37	$4.59	$3.86

Diluted	$4.25	$4.46	$3.75

Shares used in computing net income per share:
Basic	40.0	39.9	39.2

Diluted	41.2	41.1	40.3

(1) Includes stock-based compensation expense as follows:
Total cost of revenue	$6.9	$8.4	$5.9
Total operating expenses	$31.4	$38.9	$28.7

(2) Includes amortization of purchased intangibles as follows:
Income from operations	$5.9	$5.4	$4.7

(3) The third quarter of 2012 tax provision includes discrete tax benefits of $38.0 million associated with the reversal of unrecognized tax benefits in conjunction with the expiration of certain statutes of limitations.

INTUITIVE SURGICAL, INC

UNAUDITED TWELVE MONTHS ENDED CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Twelve Months Ended December 31,
	2012	2011

Revenue:
Instruments and accessories	$903.3	$701.1
Systems	932.9	777.8
Services	342.6	278.4

Total revenue	2,178.8	1,757.3
Cost of revenue:
Product	495.3	382.3
Service	113.2	101.2

Total cost of revenue (1)	608.5	483.5
Gross profit	1,570.3	1,273.8
Operating expenses:
Selling, general, and administrative	522.2	438.8
Research and development	170.0	140.2

Total operating expenses (1)	692.2	579.0
Income from operations (2)	878.1	694.8
Interest and other income (expense), net	15.8	14.9

Income before taxes (3)	893.9	709.7
Income tax expense	237.3	214.6

Net income	$656.6	$495.1

Net income per share:
Basic	$16.50	$12.63

Diluted	$15.98	$12.32

Shares used in computing net income per share:
Basic	39.8	39.2

Diluted	41.1	40.2

(1) Includes stock-based compensation expense as follows:
Total cost of revenue	$27.0	$23.3
Total operating expenses	$126.3	$113.1

(2) Includes amortization of purchased intangibles as follows:
Income from operations	$23.1	$17.8

(3) The 2012 tax provision includes discrete tax benefits totaling $46.5 million, which is comprised of $38.0 million associated with the third quarter reversal of unrecognized tax benefits in conjunction with the expiration of certain statutes of limitations, and $8.5 million of benefits associated with certain previously unrecognized tax benefits as a result of a new IRS guidance issued in the first quarter. The 2012 tax provision excludes a federal R&D tax credit due to its expiration at the end of 2011.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	December 31, 2012	December 31, 2011
Cash, cash equivalents and investments	$2,920.5	$2,171.8
Accounts receivable, net	370.3	297.9
Inventory	121.5	112.1
Property, plant and equipment, net	241.8	197.2
Goodwill	138.1	116.9
Deferred tax assets	96.3	75.3
Other assets	170.7	91.9

Total assets	$4,059.2	$3,063.1

Accounts payable and other accrued liabilities	$292.7	$262.3
Deferred revenue	186.4	155.2

Total liabilities	479.1	417.5
Stockholders’ equity	3,580.1	2,645.6

Total liabilities and stockholders’ equity	$4,059.2	$3,063.1